Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Peapack-Gladstone Financial Corporation:

We consent to the  incorporation by reference of our report dated February 27, 2007,  with respect to the  consolidated  statements  of income,  changes in  shareholders' equity,  and cash  flows  of Peapack-Gladstone  Financial Corporation and subsidiary as of December 31, 2006, which report is incorporated by reference in the Registration Statement on Form S-3 and to the reference to our firm under the heading “Experts” in the prospectus.

Our report referred to the Corporation’s adoption of SEC Staff Accounting Bulletin No. 108, “Quantifying the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” on January 1, 2006.

 /s/ KPMG LLP

Short Hills, New Jersey
June 18, 2009